Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.)	The jurisdiction where the Corporation first formed is Delaware.

2.)	The jurisdiction immediately prior to filing this Certificate is Delaware.

3.)	The date the corporation first formed is 12/07/2007.

4.)	The name of the Corporation immediately prior to filing this Certificate is Lender Processing Services, Inc.

5.)	The name of the Limited Liability Company as set forth in the Certificate of Formation is Black Knight InfoServ, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 3rd day of January, A.D. 2014.

By:	/s/ Michael L. Gravelle
Authorized Person

Name:	Michael L. Gravelle
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